EX-99.1 Press Release
NEWS RELEASE
For Immediate Release
Contact: Investor Relations/Media Contact: ICR, Inc. Brad Cohen (Investor Relations) bcohen@icrinc.com (206) 298-2909 Liz Brady (Media) liz.brady@icrinc.com 203-682-8230

EMERITUS REFINANCES MORTGAGE DEBT

SEATTLE, WA, December 30, 2008 -- Emeritus Corporation (NYSE: ESC), a national provider of assisted living and related services to senior citizens, announced today that it has completed the refinancing of seven communities with Freddie Mac for $36.3 million at a fixed rate of 6.05% and a term of 10 years.

In addition, the Company paid down $20.1 million of existing debt with Capmark using the proceeds from the Freddie Mac refinancing and extended the remaining balance of $72.7 million from September 2009 to January 2012.  The initial interest rate for the Capmark debt will be 6.5% and will require initial annual principal reductions of $3.0 million.  Annual interest expense will increase approximately $3.0 million as a result of these transactions.

Mr. Dan Baty, Chairman and Co-CEO of Emeritus stated, “With our strong cash position and the extension of maturity dates, our balance sheet continues to improve.  We have no material maturities for the next three years.”

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 302 communities in 36 states representing capacity of approximately 26,700 units and 31,600 residents as of the date of this press release.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, uncertainties related to professional liability claims; and uncertainties about our ability to successfully integrate our company after the merger with Summerville Senior Living, Inc.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007.